Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Incentive Plan (formerly known as the BJ's Restaurants, Inc. 2005 Equity Incentive Plan), as amended (the “Plan”), of BJ’s Restaurants, Inc. of our reports dated February 25, 2019, with respect to the consolidated financial statements of BJ’s Restaurants, Inc. and the effectiveness of internal control over financial reporting of BJ’s Restaurants, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
August 6, 2019